COOPER TIRE & RUBBER COMPANY
                               701 Lima Avenue
                             Findlay, Ohio  45840


Patrick W. Rooney
Chairman of the Board                                      (419) 424-4270
CEO




April 24, 2000

Dear Shareholder:

This letter is written to encourage you to return your proxy for the May 2, 2000 annual meeting of the shareholders of Cooper Tire & Rubber Company (the "Company") and to vote your shares in favor of the directors who have been nominated for re-election to the Board.

As you may know, the New York City Police Retirement Fund (the "Fund") has commenced a "Just Vote No" campaign against this year's nominees for re-election as directors. The Fund has commenced its effort in protest over the failure of the Board to take steps to declassify the Board following the vote of shareholders at last year's annual meeting with respect to the Fund's precatory proposal that the Board be declassified. If declassified, all directors would be elected for one-year terms, rather than the current staggered three-year terms. The Fund's proposal was supported by 52.7% of the shares voted at last year's meeting. This represented just under 40% of the outstanding shares of the Company. Pursuant to the Company's By-laws, the support of 80% of the Company's outstanding shares is needed for an amendment to the By-laws, which the Fund's proposal would require, to become effective.

We think it is important for shareholders to understand that the Board of Directors did not ignore the results of last year's vote on the Fund's proposal. A committee of the Board, comprised solely of outside directors, was asked to review the results of the Fund's proposal, and careful consideration was given to the issue. After this analysis, the committee recommended, and the Board determined that a classified board remains in the best interests of the Company's shareholders. The committee's recommendation was based principally on the conclusion that the continuity provided by electing directors to three-year terms, and having only one-third of the directors stand for election in a given year, greatly outweighed the limited positive effect that might result from giving shareholders the ability to vote on each director each year.

The Company urges that its shareholders not support the Fund's "Just Vote No" campaign. The decision of the Board not to take steps to implement the Fund's proposal was made for good and valid reasons. But beyond that, the Board does not believe that its conduct on behalf of shareholders warrants the kind of "protest" that the "Just Vote No" campaign signifies. The Board acknowledges that notwithstanding the excellent financial results that the Company has achieved in its core businesses in recent years, its share price over that period has lagged behind many benchmark indices.

The Board believes that the Fund's action in launching its "Just Vote No" campaign was undertaken as much out of frustration with the Company's stock market performance as with its response to the Fund's shareholder proposal. The Board and the Company's management have also been frustrated by the Company's stock price. But we have not stood idly by in the face of that performance. The Board has developed a strategy to use the Company's strong balance sheet to make strategic acquisitions that would expand the Company's product offerings and global presence. Over the past year, we have completed

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two major acquisitions in the automotive parts business, The Standard Products
Company and Siebe Automotive.  These acquisitions have added approximately
$1.5 billion in sales and have given the Company a significant presence in major foreign growth markets. Shareholders can expect further growth in the future and a continued focus on the creation of shareholder value through aggressive portfolio management and taking strategic advantage of opportunities that arise in the Company's core businesses.

The Board is also cognizant of the need to govern the Company's operations in a way that insures that the interests of shareholders are paramount. Late last year, the Board added governance responsibilities to the mandate of the Nominating Committee, and renamed that committee the Nominating and Governance Committee. The Board will adopt a set of guidelines regarding its governance within the next few months, and will ask the Committee to continue to monitor and judge the performance of the Board in light of the guidelines adopted. This issue is a high priority for the Board, and to protest the Company's lack of responsiveness to shareholders before the Board has had an opportunity to demonstrate its commitment to improving shareholder value would be untimely.

In sum, the Board believes that the aggressive steps that it has taken to recast the Company in a way that better positions it to increase shareholder value, combined with the measures being taken to examine and improve the governance of the Company to insure that it is properly representing the interests of shareholders, make it inappropriate for shareholders to protest the conduct of the Board through support of the Fund's "Just Vote No" campaign. We ask all shareholders to consider the positive actions taken by the Board over the last year and we hope that upon doing so, you will recognize that support for the Fund's "protest" is unwarranted. We encourage all shareholders to return their proxies and vote their shares in support of the directors who have been nominated for re-election.

We thank you and all shareholders for your consideration of the Board's position, and for your support of our efforts on your behalf. If you would like to discuss this matter further with us, please contact me at (419) 424-4270 or Phil Weaver, our Chief Financial Officer, at (419) 424-4320.


Sincerely,


/S/ Patrick W. Rooney
---------------------
Patrick W. Rooney
Chairman of the
Board of Directors




















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